SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT

TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED

PURSUANT TO 13d-2(b)

Sunesis Pharmaceuticals, Inc.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

867328 50 2

(CUSIP Number)

December 31, 2005

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☐	Rule 13d-1(c)

☒	Rule 13d-1(d)

[1]	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 867328 50 2	13G	Page 2 of 37 pages.

1.	Name of Reporting Person I.R.S. Identification No. of Above Persons (Entities Only) Mayfield IX, L.P., a Delaware limited partnership
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned By Each Reporting Person With	5. Sole Voting Power -0-
6. Shared Voting Power 1,233,844
7. Sole Dispositive Power -0-
8. Shared Dispositive Power 1,233,844

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,233,844
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented by Amount in Row (9) 5.7%
12.	Type of Reporting Person PN

CUSIP No. 867328 50 2	13G	Page 3 of 37 pages.

1.	Name of Reporting Person I.R.S. Identification No. of Above Persons (Entities Only) Mayfield IX Management, L.L.C., a Delaware limited liability company
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned By Each Reporting Person With	5. Sole Voting Power -0-
6. Shared Voting Power 1,233,844
7. Sole Dispositive Power -0-
8. Shared Dispositive Power 1,233,844

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,233,844
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented by Amount in Row (9) 5.7%
12.	Type of Reporting Person OO

CUSIP No. 867328 50 2	13G	Page 4 of 37 pages.

1.	Name of Reporting Person I.R.S. Identification No. of Above Persons (Entities Only) Mayfield Associates Fund III, L.P., a California limited partnership
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization California

Number of Shares Beneficially Owned By Each Reporting Person With	5. Sole Voting Power -0-
6. Shared Voting Power 64,940
7. Sole Dispositive Power -0-
8. Shared Dispositive Power 64,940

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 64,940
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented by Amount in Row (9) 0.3%
12.	Type of Reporting Person PN

CUSIP No. 867328 50 2	13G	Page 5 of 37 pages.

1.	Name of Reporting Person I.R.S. Identification No. of Above Persons (Entities Only) Mayfield VIII Management, L.L.C., a Delaware limited liability company
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned By Each Reporting Person With	5. Sole Voting Power -0-
6. Shared Voting Power 64,940
7. Sole Dispositive Power -0-
8. Shared Dispositive Power 64,940

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 64,940
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented by Amount in Row (9) 0.3%
12.	Type of Reporting Person OO

CUSIP No. 867328 50 2	13G	Page 6 of 37 pages.

1.	Name of Reporting Person I.R.S. Identification No. of Above Persons (Entities Only) Yogen K. Dalal
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization U.S.

Number of Shares Beneficially Owned By Each Reporting Person With	5. Sole Voting Power -0-
6. Shared Voting Power 1,298,784
7. Sole Dispositive Power -0-
8. Shared Dispositive Power 1,298,784

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,298,784
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented by Amount in Row (9) 6.1%
12.	Type of Reporting Person IN

CUSIP No. 867328 50 2	13G	Page 7 of 37 pages.

1.	Name of Reporting Person I.R.S. Identification No. of Above Persons (Entities Only) F. Gibson Myers, Jr.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization U.S.

Number of Shares Beneficially Owned By Each Reporting Person With	5. Sole Voting Power -0-
6. Shared Voting Power 1,298,784
7. Sole Dispositive Power -0-
8. Shared Dispositive Power 1,298,784

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,298,784
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented by Amount in Row (9) 6.1%
12.	Type of Reporting Person IN

CUSIP No. 867328 50 2	13G	Page 8 of 37 pages.

1.	Name of Reporting Person I.R.S. Identification No. of Above Persons (Entities Only) Kevin A. Fong
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization U.S.

Number of Shares Beneficially Owned By Each Reporting Person With	5. Sole Voting Power -0-
6. Shared Voting Power 1,298,784
7. Sole Dispositive Power -0-
8. Shared Dispositive Power 1,298,784

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,298,784
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented by Amount in Row (9) 6.1%
12.	Type of Reporting Person IN

CUSIP No. 867328 50 2	13G	Page 9 of 37 pages.

1.	Name of Reporting Person I.R.S. Identification No. of Above Persons (Entities Only) William D. Unger
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization U.S.

Number of Shares Beneficially Owned By Each Reporting Person With	5. Sole Voting Power -0-
6. Shared Voting Power 1,298,784
7. Sole Dispositive Power -0-
8. Shared Dispositive Power 1,298,784

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,298,784
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented by Amount in Row (9) 6.1%
12.	Type of Reporting Person IN

CUSIP No. 867328 50 2	13G	Page 10 of 37 pages.

1.	Name of Reporting Person I.R.S. Identification No. of Above Persons (Entities Only) Wendell G. Van Auken, III
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization U.S.

Number of Shares Beneficially Owned By Each Reporting Person With	5. Sole Voting Power -0-
6. Shared Voting Power 1,298,784
7. Sole Dispositive Power -0-
8. Shared Dispositive Power 1,298,784

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,298,784
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented by Amount in Row (9) 6.1%
12.	Type of Reporting Person IN

CUSIP No. 867328 50 2	13G	Page 11 of 37 pages.

1.	Name of Reporting Person I.R.S. Identification No. of Above Persons (Entities Only) A. Grant Heidrich, III
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization U.S.

Number of Shares Beneficially Owned By Each Reporting Person With	5. Sole Voting Power -0-
6. Shared Voting Power 1,298,784
7. Sole Dispositive Power -0-
8. Shared Dispositive Power 1,298,784

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,298,784
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented by Amount in Row (9) 6.1%
12.	Type of Reporting Person IN

Item 1.

(a)	Name of Issuer:

Sunesis Pharmaceuticals, Inc.

(b)	Address of Issuer’s Principal Executive Offices:

341 Oyster Point Boulevard

South San Francisco, CA 94080

Item 2.

(a)	Name of Persons Filing:

Mayfield IX, L.P.

Mayfield IX Management, L.L.C.

Mayfield Associates Fund III, L.P.

Mayfield VIII Management, L.L.C.

Yogen K. Dalal

F. Gibson Myers, Jr.

Kevin A. Fong

William D. Unger

Wendell G. Van Auken, III

A. Grant Heidrich, III

(b)	Address of Principal Business Office:

c/o Mayfield Fund

2800 Sand Hill Road, Suite 250

Menlo Park, CA 94025

(c)	Citizenship:

Mayfield IX, L.P. is a Delaware limited partnership.

Mayfield Associates Fund III, L.P. is a California limited partnership.

Mayfield IX Management, L.L.C. and Mayfield VIII Management, L.L.C. are Delaware limited liability companies.

The individuals listed in Item 2(a) are U.S. citizens.

(d)	Title of Class of Securities:

Common Stock

(e)	CUSIP Number:

867328 50 2

Item 3.	If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

Not applicable

Item 4.	Ownership.

The information regarding ownership as set forth in Items 5-9 of Pages 2-11 hereto, is hereby incorporated by reference.

For a summary of total ownership by all Reporting Persons, see Exhibit 3 hereto.

Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following  ☐.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

Not applicable.

Item 8.	Identification and Classification of Members of the Group.

Not applicable.

Item 9.	Notice of Dissolution of Group.

Not applicable.

Item 10.	Certification.

Not applicable.

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 10, 2006

MAYFIELD IX, L.P.
A Delaware Limited Partnership

By:	Mayfield IX Management, L.L.C.
Its General Partner

By:	/s/ James T. Beck
James T. Beck, Authorized Signatory

MAYFIELD IX MANAGEMENT, L.L.C. a Delaware Limited Liability Company

By:	/s/ James T. Beck
James T. Beck, Authorized Signatory

MAYFIELD ASSOCIATES FUND III, L.P.
A Delaware Limited Partnership

By:	Mayfield VIII Management, L.L.C.
Its General Partner

By:	/s/ James T. Beck
James T. Beck, Authorized Signatory

MAYFIELD VIII Management, L.L.C.
A Delaware Limited Partnership

By:	/s/ James T. Beck
James T. Beck, Authorized Signatory

YOGEN K. DALAL

By:	/s/ James T. Beck
James T. Beck, Attorney In Fact

F. GIBSON MYERS, JR.

By:	/s/ James T. Beck
James T. Beck, Attorney In Fact

KEVIN A. FONG

By:	/s/ James T. Beck
James T. Beck, Attorney In Fact

WILLIAM D. UNGER

By:	/s/ James T. Beck
James T. Beck, Attorney In Fact

WENDELL G. VAN AUKEN, III

By:	/s/ James T. Beck
James T. Beck, Attorney In Fact

A. GRANT HEIDRICH, III

By:	/s/ James T. Beck
James T. Beck, Attorney In Fact

EXHIBIT INDEX

Exhibit 1 -	JOINT FILING AGREEMENT

Exhibit 2 -	POWERS OF ATTORNEY

Exhibit 3 -	OWNERSHIP SUMMARY